EXHIBIT 10.25
QUOTA SHARE REINSURANCE TREATY
ATTACHING JANUARY 1, 2006
BY AND BETWEEN
AMERICAN HALLMARK INSURANCE COMPANY (AHIC)
AND
PHOENIX INDEMNITY INSURANCE COMPANY (PIIC)
AND
GULF STATES INSURANCE COMPANY (GSIC)
ARTICLE 1 – TERM
     This agreement (the “Agreement”) shall become effective at 12:01 A.M. January 1, 2006 (the “Attachment Date”) and shall remain continuously in force, but may be terminated by mutual agreement or by either of the parties giving not less than ninety days notice of termination in writing to the other party and to the Insurance Departments of the States of Texas, Arizona, and Oklahoma.
ARTICLE 2- SUBJECT BUSINESS
     This agreement shall apply to all insurance business in force of AHIC, PIIC, and GSIC at the Attachment Date and all insurance business written thereafter by AHIC, PIIC, and GSIC (the “Subject Business”).
ARTICLE 3- OBLIGATORY QUOTA SHARE AGREEMENT
     Section 3.01 PIIC and GSIC obligates itself to cede, and AHIC obligates itself to accept, a one hundred percent (100%) interest in PIIC and GSIC gross net liability (hereinafter defined) on the Subject Business.
     Section 3.02 AHIC obligates itself to retro-cede, and PIIC and GSIC obligates themselves to accept, a quota share percentage in AHIC gross net liability on the Subject Business, and which exists after applying the cession provided for in Section 3.01 above. The quota share percentage will be the same percentage as each company’s policyholder surplus bears to the policyholder’s surplus of all companies, as of December 31, 2005. The participating companies quota share percentage will be the same with respect to premium, losses, and expenses.
     Section 3.03 In the event the percentages of participation are changed by amendment hereto, or participating companies are added or deleted by amendment, then appropriate adjustments will be made with respect to the premiums due each and to the liabilities ceded or assumed by each. Such adjustments shall be in accordance with the terms of this Agreement and amendments hereto and shall apply to policies then in force, as well as, all premiums due thereon or liabilities assumed thereunder.

     Section 3.04 The phrase “gross net liability” shall mean all liabilities incurred under or in connection with all contracts and policies of insurance issued by each company as of the Attachment Date, which the parties hereto retain net for their own account. Such liabilities shall include the companies’ reserves for unearned premiums, outstanding losses and loss expenses (including claims incurred but not reported) and all other outstanding and administrative expenses as evidenced by the companies’ books and records, but shall not include inter-company balances, liabilities for Federal income taxes or liabilities incurred in connection with their respective investment transactions.
     Section 3.05 In consideration for assuming a quota share interest in the unexpired liability of the ceding company on the business in force at January 1, 2006, covered hereunder, there will be paid to the assuming company by the ceding company an amount equal to the unearned premium reserve on the gross net liability assumed as of the Attachment Date.
     Section 3.06 The liability of each company as a reinsurer covers losses and loss adjustment expenses occurring on or after the Attachment Date, and as respects policies issued or renewed subsequent thereto, shall automatically attach when the originating company shall have assumed liability under its policies, contracts or binders. All loss settlements and all loss expense, including the costs of investigation, appraisal or defense of claims under policies, contracts or binders, made by each originating company shall be binding on each reinsurer in proportion to its participation, and each reinsurer shall share in all salvage and subrogation recoveries in accordance with the quota share percentages in effect at the time of such recovery.
     Section 3.07 In the event this contract is terminated, it shall be terminated on a “cut-off” basis and each assuming company shall return to each ceding company the unearned premium reserve, as of the date of termination, on the business covered hereunder ceded by it and, in such event, each assuming company shall not be liable for any portion of any loss occurring after the effective date of such termination. Upon termination, a final accounting shall be rendered and settled in cash within 60 days of the date of termination.
ARTICLE 4- COMMISSIONS, EXPENSES AND TAXES
     The parties to this Agreement agree to share all commissions, expenses (other than inter-company balances and investment expenses), taxes (other than Federal income taxes) applicable to the Subject Business, incurred on or after the Attachment Date in accordance with its quota share interest in the Subject Business.

ARTICLE 5- ACCOUNTING AND STATISTICAL INFORMATION
     The accounting and statistical information concerning the business covered hereunder will be in such form as may be mutually agreed upon.
ARTICLE 6- ERRORS AND OMISSIONS
     Inadvertent delays, errors or omissions made in connection with this Agreement, or any policy hereunder, shall not relieve the reinsurers from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission shall be corrected as soon as possible after discovery.
ARTICLE 7- ARBITRATION
     In the event of any difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration, one arbitrator to be chosen by each of the parties involved, and an umpire, to be chosen by the arbitrators before they enter upon arbitration. A party shall appoint an arbitrator within 45 days after the other party requests it to do so. The arbitrators shall consider this Agreement as an honorable engagement rather than merely a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the arbitrators shall be final and binding upon each of the parties involved. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other the expenses of the umpire and of the arbitration. Any such arbitration shall take place at Fort Worth, Texas, unless some other location is mutually agreed upon by the parties to this Agreement.
ARTICLE 8- ACCOUNTING AND OFFSETS
     The obligation of the companies under this Agreement to exchange reinsurance between themselves may be offset by the reciprocal obligations of the companies so that the net amount only shall be required to be transferred. An accounting on all transactions shall be rendered quarterly and shall be settled in cash within the quarter for the previous quarter Except as otherwise required by the context of this Agreement, the amount of all payments between the companies under this Agreement shall be determined on the basis of the convention form of annual statements of the companies. Notwithstanding anything herein contained, this Agreement shall not apply to the investment operations of the companies. Such periodic accounting and cash settlements are not conditioned upon the performance of any other agreement or person.
ARTICLE 9- CREDIT FOR REINSURANCE
     Section 9.01 Notwithstanding anything herein to the contrary, in order to offset the loss of credit for reinsurance hereunder due to any participant’s non-admitted status, each assuming company shall be required to provide secure collateral that conforms to the regulatory requirements pertaining to the ceding company’s state of domicile, unless such non-admitted participant is recognized as an accredited reinsurer under applicable law.
     Section 9.02 The amount of premiums or other security held by each company which are no longer needed to offset such loss of reinsurance credit shall be returned as soon as practical. All net investment income earned on securities so deposited shall be retained by the owner of such security.
     Section 9.03 The security required by Section 9.01 may be in the form of (i) cash;(ii) securities readily marketable over a national exchange, listed by the Securities Valuation Office of the NAIC and qualifying as admitted assets; or (iii) any other form of security acceptable to the regulatory authority of the ceding company’s state of domicile. Any security pledged to support credit for reinsurance taken by the ceding company may be held directly by the ceding company under a funds withheld arrangement or in trust for the ceding company held in a qualified United States financial institution.
     Section 9.04 In the event a letter of credit is utilized to secure credit for reinsurance, the assuming company shall provide the ceding company with clean, irrevocable and unconditional letters of credit issued by a qualified U.S. financial institution in an amount which, when added to other forms of security that have been pledged, equals the amount of reserve credit properly taken by the ceding company pursuant to this Agreement.
The letter of credit provided by the assuming company may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and shall be utilized by the ceding company or its successors in interest for one or more of the following:
a.	to reimburse the ceding company for the assuming company’s share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;

b.	to reimburse the ceding company for the assuming company’s share of claims paid by the ceding company under the terms and provisions of the policies reinsured;

c.	in the event of notice of non-renewal of the letter of credit, to fund an account with the ceding company in an amount at least equal to the deduction, for reinsurance ceded, from the ceding company’s liabilities for policies ceded under this Agreement (such amount shall include, but not limited to, amounts for unearned premiums, outstanding claim and claim adjustment expense reserves and claims incurred but not reported); and

d.	to pay any other amount due to ceding company under this Agreement.
All the provisions stated above in this paragraph shall be applied without diminution because of the insolvency on the part of the ceding company or assuming company.

     Section 9.05 All trust agreements referred to above in Section 9.03 shall comply with the regulatory requirements of the ceding company’s state of domicile. The assuming company shall establish a trust account for the benefit of the ceding company for the deposit of amounts which, together with other forms of security that have been pledged, equals the amount of reserve credit properly taken by the ceding company pursuant to this Agreement. All assets deposited in the trust account shall be valued, according to their current fair market values, and shall consist only of cash, certificates of deposit issued by a U.S. bank, and/or investments of the types permitted by applicable law, provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of either the assuming company or ceding company. All settlements of accounts between the ceding company and the assuming company shall be made in cash or its equivalent.
     Section 9.06 The assuming company and the ceding company agree that the assets in the trust account may be withdrawn by the ceding company at any time, notwithstanding any other provisions in this agreement, and shall be utilized and applied by the ceding company or its successors in interest, without diminution because of insolvency on the part of the ceding company or the assuming company, only for the following purposes:
a.	to reimburse the ceding company for the assuming company’s share of premiums returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies;

b.	to reimburse the ceding company for the assuming company’s share of claims paid by the ceding company under the terms and provisions of the policies reinsured;

c.	in the event of notice of termination of the trust, to fund an account with the ceding company in an amount at least equal to the deduction, for reinsurance ceded, from the ceding company’s liabilities for policies ceded under the agreement (such amount shall include, but not limited to, amounts for unearned premiums, outstanding claim and claim adjustment expense reserves and claims incurred but not reported); and

d.	to pay any other amount due to ceding insurer under this agreement.
ARTICLE 10- INSOLVENCY
     In the event of the insolvency of any of the companies, reinsurance under this Agreement shall be payable directly to the ceding insurer or its liquidator, receiver or statutory successor by the reinsurer on the basis of the liability of the companies under the policies reinsured, without diminution because of the insolvency of any company. It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent companies shall give written notice to the reinsurers of the pendency of a claim against the insolvent companies on the policy.

Article 11- Service of Suit
     Section 11.01 It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States of America, will comply with all requirements necessary to give such court jurisdiction, and will abide by the final decision of such court or an appellate court to which such court’s decision is appealed.
     Section 11.02 It is further agreed that service of process in such suit may be made upon the president, vice-president, or any other officer as allowed by law of Reinsurer at 777 Main Street, Suite 1000, Ft Worth, TX 76102, and that in any suit instituted upon this Agreement, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal.
ARTICLE 12- ENTIRE AGREEMENT
     This Agreement constitutes the entire agreement between the parties hereto as to the subject matter hereof and there are no understandings between the parties other than as expressed herein. No change, modification, termination, waiver or addition shall be valid unless an amendment in writing is signed by all parties. By execution of this Agreement, the parties hereto simultaneously terminate any and all reinsurance agreements between them heretofore existing, upon the understanding that this Agreement shall supersede and exist in substitution of any such prior agreements.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year written below.

AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

Date:	By:

Name:

Title:

PHOENIX INDEMNITY INSURANCE COMPANY

Date:	By:

Name:

Title:

GULF STATES INSURANCE COMPANY

Date:	By:

Name:

Title: